Exhibit 5.1
[Goodwin Procter LLP Letterhead]
August 22, 2007
Virtusa Corporation
2000 West Park Drive
Westborough, MA 01581
     Re:     Securities Being Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, relating to an aggregate of 4,208,202 shares (the “Shares”) of Common Stock, $0.01 par value per share, of Virtusa Corporation, a Delaware corporation (the “Company”) that may be issued pursuant to the Company’s Amended and Restated 2000 Stock Option Plan, 2005 Stock Appreciation Rights Plan, 2007 Stock Option and Incentive Plan, Nonqualified Stock Option Agreement with Martin Trust, dated September 22, 2004 and Nonqualified Stock Option Agreement with Danford F. Smith, dated September 22, 2004, as amended by Amendment to Nonqualified Stock Option Agreement, dated December 1, 2005 (collectively, the “Plans”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution ).
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter llp GOODWIN PROCTER llp